Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	Cerner Corporation 2011 Omnibus Equity Incentive Plan

•	Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended and restated May 22, 2015)

•	Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended and restated May 30, 2019)

•	Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended and restated May 26, 2022)

of our reports dated June 21, 2022, with respect to the consolidated financial statements of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 21, 2022